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Exhibit (a)(1)(E)

Personal Summary Statement	thinkorswim Group Inc.

Exercisable as of 4/16/2009

[Name]
[Address]

Restricted Stock Units granted in exchange for tendered Options will be:

Subject to non-competition covenant	☐
Subject to non-solicitation covenant	☐

Grant Date	Expiration Date	Plan ID	Grant Type	Granted or Transferred To	Grant Price	Outstanding	Exercisable

Optionee Totals					[Total]	[Total]

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Exercisable as of 4/16/2009